Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (“Agreement”) is entered into by and between Dominic Varacalli (“Employee”) and AudioEye, Inc. (“AudioEye” or the “Company”) effective as of August 18, 2023 (“Effective Date”).

RECITALS

A.            Employee has been employed by AudioEye as Chief Operating Officer.

B.            Employee and AudioEye have agreed to conclude their employment relationship amicably, but mutually recognize that such a relationship may give rise to potential claims or liabilities.

C.            Employee and AudioEye desire to resolve Employee’s separation from AudioEye and all of Employee’s potential claims involving AudioEye on the terms set out in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement and the First Release, the parties, intending to be legally bound, agree as follows:

AGREEMENT

For the consideration described below, the adequacy of which the parties acknowledge, Employee and AudioEye, intending to be bound, agree as follows:

1.	Continued Employment.

(a)            Transition Period. Subject to the terms and conditions of this Agreement, AudioEye agrees to continue Employee’s employment, and Employee accepts continued employment by AudioEye, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (i) September 30, 2023 (the “Anticipated Separation Date”), or (ii) the date on which Employee’s employment is terminated under Section 1(b). The effective date of the termination of Employee’s employment with AudioEye for any reason is referred to herein as the “Separation Date.” Unless Employee’s employment is terminated before the Anticipated Separation Date as permitted under Section 1(b) or as a result of Employee’s death, Employee’s employment will automatically end effective as of the end of the day on the Anticipated Separation Date and such date will be the Separation Date.

(b)            Early Termination. Employee may terminate Employee’s employment prior to the Anticipated Separation Date for any reason or for no reason, and with or without prior notice. AudioEye may terminate Employee’s employment prior to the Anticipated Separation Date only for Cause (as defined in Section 1(c)), but AudioEye may, at any time and for any reason, relieve Employee of some or all of Employee’s Duties (as defined in Section 3) during any part of the Transition Period. Upon the termination of Employee’s employment for any reason, AudioEye will pay to Employee the compensation that has been earned but not paid to Employee as of the Separation Date, payable in accordance with AudioEye’s normal payroll policies and procedures.

(c)            Cause Definition. For purposes of this Agreement, “Cause” means (i) Employee’s failure to sign the First Release (as defined in Section 4) within the consideration described therein; (ii) Employee’s failure to substantially perform the Duties (as defined herein), including Employee’s failure or refusal to carry out reasonable instructions; (iii) Employee’s material breach of any material written Company policy; (iv) Employee’s gross misconduct in the performance of the Duties; (v) Employee’s material breach of the terms of this Agreement; (vi) an act or acts of personal dishonesty taken by Employee and intended to result in personal enrichment of Employee at the expense of AudioEye; (vii) Employee’s being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on AudioEye or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (viii) any criminal conduct by Employee that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

2.            Compensation and Benefits.

(a)            Salary. While Employee is employed by AudioEye during the Transition Period, AudioEye will pay Employee at his current bi-weekly base salary rate, payable according to AudioEye’s regular payroll schedule and subject to all legally required and authorized withholdings.

(b)            Benefits. While Employee is employed by AudioEye during the Transition Period, Employee shall remain eligible to participate in all employee benefit plans and programs generally available from time to time to employees of AudioEye, to the extent that Employee meets the eligibility requirements for each individual plan or program and subject to the provisions, rules, and regulations of, or applicable to, the plan or program.

(c)            Equity. Except as set forth in this Agreement, the terms of Employee’s equity awards will be governed by the applicable award agreements and plan documents. Employee agrees that Exhibit A sets forth a complete and accurate recitation of all applicable award agreements (the “Equity Award Agreements”) providing any potential equity awards or equity-based compensation in any form that Employee is eligible for as of the Effective Date.

(d)            No Additional Compensation. Except as set forth in Sections 2(a) and 2(b), or as expressly determined in AudioEye’s sole discretion, Employee will not be eligible to receive any other form of compensation of any kind during the Transition Period, including without limitation, any other bonuses or other incentive compensation, commissions, equity awards or equity-based compensation in any form.

3.            Duties, Responsibilities and Authority.

(a)            Employee hereby confirms his resignation as Chief Operating Officer and an officer of AudioEye effective as of the Effective Date.

(b)            During the Transition Period, Employee’s duties (collectively, “Duties”) shall be limited to transitioning Employee’s duties as performed as of the Effective Date and such other duties consistent with Employee’s prior duties as reasonably directed by AudioEye. During the Transition Period, Employee shall devote Employee’s full working time, attention and efforts satisfying Employee’s Duties; provided, however, that AudioEye may, at any time and for any reason, relieve Employee of some or all of Employee’s Duties during any part of the Transition Period. Upon the termination of Employee’s employment for any reason, Employee shall follow all applicable policies and procedures previously adopted by AudioEye or adopted by AudioEye during the Transition Period, including without limitation policies related to business ethics, non-discrimination, conflict of interest, confidentiality and protection of trade secrets, to the extent Employee’s obligations survive the Separation Date, and Employee shall not engage in any activity during the Transition Period that is detrimental or is reasonably likely to be detrimental to AudioEye’s best interests or that violates any terms of this Agreement.

4.            First Release and Consulting Agreement. Employee also will sign a release in the form attached to this Agreement as Exhibit B (the “First Release”) and a Consulting Agreement in the form attached to this Agreement as Exhibit C (the “Consulting Agreement”) at the same time that he signs this Agreement. This Agreement will not be interpreted or construed to limit the First Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the First Release.

5.            Separation Benefits; Acceleration of Vesting; Forfeiture.

(a)            Payment. Subject to satisfaction of the conditions set forth in Section 5(d) (except for the obligation set forth in Section 5(d)(vii)), AudioEye will provide the following separation payment to Employee: an amount equal to two and one-half (2½) months of Employee’s current base compensation ($62,500), less all legally required and authorized withholdings, payable within ten (10) business days after Employee signs and returns the Second Release (as defined in Section 5(d)). Such separation payment will be reportable as income on Employee’s Form W-2 for calendar year 2023.

(b)            Accelerated Vesting of Certain Equity. Employee and AudioEye hereby amend the Award Agreements to provide for the accelerated and/or change in vesting of any Restricted Stock Units granted to Employee under AudioEye’s 2019 Equity Incentive Plan or 2020 Equity Incentive Plan as described on Exhibit A to November 15, 2023 (the “New Vesting Date”), provided, however, such vesting will occur only if all conditions set forth in Section 5(d) have been met. Employee understands that no other terms of the agreements relating to the Restricted Stock Units will be amended. The separation payment described in Section 5(a) above and the accelerated vesting of Restricted Stock Units described on Exhibit A are collectively referred to herein as the “Separation Benefits”.

(c)            Forfeiture of Certain Equity. Employee and AudioEye hereby amend the Award Agreements to provide for the forfeiture of any Restricted Stock Units granted to Employee under AudioEye’s 2019 Equity Incentive Plan or 2020 Equity Incentive Plan as described on Exhibit A.

(d)            Conditions. AudioEye’s obligation to provide the Separation Benefits is subject to the following conditions: (i) Employee has signed this Agreement; (ii) Employee has signed the First Release; (iii) Employee remains employed by AudioEye through the Anticipated Separation Date; (iv) on or within 7 days after the Separation Date, Employee has signed a second release in the form substantially as attached hereto as Exhibit D (the “Second Release”); (v) Employee has signed the Consulting Agreement; (vi) Employee has not breached his obligations under this Agreement and the First Release; and (vii) Employee has performed his obligations under the Consulting Agreement through the end of the Consulting Period (as defined in the Consulting Agreement). This Agreement will not be interpreted or construed to limit the Second Release in any manner. The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the Second Release.

6.            Return of Property; Confidential Information. Upon the Separation Date or the termination of the Consulting Period (as defined in the Consulting Agreement), or at any earlier time upon request from AudioEye, Employee shall deliver promptly to AudioEye all AudioEye property that is in Employee’s possession or under Employee’s control, including without limitation any computers, cellular telephones, credit cards, keys, records, files, documents, data, computer disks and other computer storage media. Except as permitted below with respect to limited disclosure of the terms of this Agreement and the First Release and Second Release to certain individuals, Employee agrees not to use or disclose any Confidential Information to any person at any time without the advance written consent of AudioEye’s Chief Executive Officer, except as needed to perform the Duties. Employee’s prohibited use or disclosure of Confidential Information under this Agreement will not apply if Employee can establish that the Confidential Information has become publicly available and easily ascertainable through no wrongful act or omission by Employee. As used in this Agreement, “Confidential Information” means information not previously disclosed to the public or disclosed to any third party through no fault of mine, and includes the following information of AudioEye: (i) client and vendor and potential client and vendor lists and information; (ii) worker, employee, and independent contractor lists and information; (iii) AudioEye’s internal practices and procedures; (iv) strategic planning, development, purchasing, finance, sales, marketing, personnel, promotion, distribution, and business activities; (v) passwords, source code, computer programs, formulae, tools, and systems; (vi) AudioEye’s past and present research; (vii) all other information Employee has a reasonable basis to consider confidential or that is treated by AudioEye as confidential; (viii) trade secrets as that term is defined by law; and (ix) all information having independent economic value to AudioEye that is not generally disclosed or known to, and not readily ascertainable by proper means by, persons who can obtain economic value from its disclosure or use, whether or not the information is specifically marked as confidential on its face.

7.            Affirmation of Obligations. Employee acknowledges entering into, for valid consideration, an agreement entitled Confidentiality, Proprietary Rights, and Non-Solicitation Agreement (the “Confidentiality Agreement”) dated effective as of June 1, 2020, a copy of which Employee has been separately provided as of the Effective Date. Employee acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and Employee continues to be bound by its terms. Employee acknowledges and affirms that Employee is now in compliance with the Confidentiality Agreement and will continue to comply with the restrictive covenants in the Confidentiality Agreement.

Notwithstanding any other language in this Agreement or the Confidentiality Agreement to the contrary, Employee understands that he may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Employee does not disclose the trade secret except pursuant to a court order.

8.            Non-Competition. In further consideration of AudioEye’s offer of the Separation Benefits and other benefits under this Agreement, Employee hereby agrees and covenants that, during the one-year period following the Separation Date, Employee will not, either individually or as an employee, stockholder, partner, member, agent, independent contractor, consultant, controlling creditor, representative, interested party or otherwise, within the United States, without the prior written consent of AudioEye, directly or indirectly: (i) solicit the business of any of AudioEye’s actual or prospective customers for the purpose of, or with the intention of, selling or providing to such customer any product or service in competition with any product or service sold or provided by AudioEye; (ii) engage in the Company’s Business or any other business activity that competes with the Company’s Business; or (iii) perform services the same or substantially similar to those Employee provided to the Company, or any other executive or managerial-level functions, for any person or entity engaged in the Company’s Business. The “Company’s Business” means the business of (i) developing, marketing, selling, and licensing technology, software, and related products and services relating to the Americans with Disabilities Act and other federal and state laws regarding accessibility, and (ii) such other business in which the Company is engaged, or was actively preparing to engage, within the last year of my employment with the Company.

9.            Confidentiality and Non-Disparagement. Employee shall keep the terms of this Agreement, the First Release, the Consulting Agreement, and the Second Release confidential and shall not disclose such terms to anyone other than Employee’s attorneys, accountants, tax advisors, or spouse or a prospective future employer or client, except as required or authorized by law. Employee represents that from the date of this Agreement forward Employee will not make, either himself or through an agent, any oral or written statements or omissions that are or reasonably could be interpreted to be of a negative or critical nature concerning AudioEye, including, but not limited to, statements about AudioEye’s business practices, the activities of its employees and shareholders, events in the workplace, and Employee’s treatment by AudioEye, to anyone other than in private and privileged conversations with Employee’s legal advisor, or as required by law or administrative agency process. This prohibition against defaming or disparaging AudioEye includes but is not limited to making statements on social media (including on employee review websites such as Glassdoor, Vault, and other similar platforms) and/or other media in any forum, and whether or not signed by or acknowledged as authored by Employee.

10.            Permitted Communications. Employee understands that nothing in this Agreement or the Confidentiality Agreement is intended to prevent Employee from filing a charge with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, responding to a subpoena or other court order, or otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, Exchange Act Rule 21F-17. Furthermore, Employee understands this Agreement does not in any way restrict or impede Employee from: disclosing or discussing any factual information related to any future claim of discrimination, retaliation, or harassment, including discussing such information with, law enforcement, the EEOC, the National Labor Relations Board, the state division of human rights, a local commission on human rights, or an attorney retained by Employee; filing for or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits; exercising protected rights to the extent that such rights cannot be waived by agreement, including any rights Employee has under the National Labor Relations Act; or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

11.            Injunctive Relief. Employee agrees that damages alone cannot compensate AudioEye in the event of a violation of Employee’s obligations as set forth in Sections 6 through 10 of this Agreement (collectively, the “Continuing Obligations”), and that, if such violation should occur, injunctive relief will be essential for the protection of AudioEye and its successors and assigns. Employee further agrees that, if Employee violates or breaches or threatens to violate or breach any of the Continuing Obligations, then AudioEye will be entitled to obtain injunctive relief against Employee, in addition to such further or other relief as may be available at equity or law. Obtainment of an injunction by AudioEye will not be considered an election of remedies or a waiver of any right to assert any other remedies that AudioEye has at law or in equity, including but not limited to AudioEye’s right to recover any consideration provided under this Agreement, and to collect actual, statutory, and exemplary damages. No waiver of any breach or violation shall be implied from forbearance or failure by AudioEye to take action. The prevailing party in any litigation to enforce this Agreement will recover all of such party’s reasonable costs, expenses, and attorneys’ fees from the other party.

12.            Agreement to Assist and Cooperate. At AudioEye’s reasonable request and upon reasonable notice, Employee will, from time to time and without further consideration, following the Transition Period, discuss and consult with AudioEye regarding business matters that Employee was directly and substantially involved with while employed by AudioEye.

13.            Entire Agreement; Amendment. This Agreement (including all exhibits) constitute the entire agreement between the parties with respect to the subject matter of this Agreement (including all exhibits), including the termination of Employee’s employment with AudioEye, and AudioEye and Employee agree that there were no inducements or representations leading to the execution of this Agreement except as stated in this Agreement. This Agreement may be amended only by a writing signed by Employee and AudioEye.

14.            Assignment. The rights and obligations of AudioEye under this Agreement (including all exhibits) shall inure to the benefit of and shall be binding upon its agents, employees, successors, assigns, heirs, attorneys, trustees, estates and representatives. The rights and obligations of Employee under this Agreement shall not be subject to transfer or assignment by Employee without the written consent of AudioEye.

15.            Legal Advice. Employee acknowledges that Employee has had adequate opportunity to consult an attorney before executing this Agreement.

16.            Governing Law and Consent to Jurisdiction. This Agreement, the First Release and the Second Release shall be interpreted and construed in accordance with the laws of Washington (without regard to conflict of laws principles). Any legal action related to or arising out of this Agreement, the First Release and the Second Release shall be commenced exclusively in a state or federal court in Washington. The parties hereby consent to jurisdiction in the state or federal courts located in Washington and waive any defense based on lack of jurisdiction or inconvenient forum.

* * *

Dated: August 21, 2023	/s/ Dominic Varacalli
Dominic Varacalli

Dated: August 21, 2023	AudioEye, Inc.

	By:	/s/ David Moradi
	Its:	Chief Executive Officer

EXHIBIT A

Agreement Name	Number of Shares Already Vested		Number of Shares to Vest in the Future**	Date of Future Vesting**
Notice of Restricted Stock Unit Award (with a September 8, 2020 grant date) as amended by an Amendment dated as of April 23, 2021	22,063	*	6,137	November 15, 2023
Notice of Restricted Stock Unit Award Agreement (with a September 8, 2020 grant date)	10,000		5,000	November 15, 2023
Restricted Stock Unit Award Agreement (with an August 3, 2022 grant date)	5,000		0	n/a
Restricted Stock Unit Award Agreement (with a January 9, 2023 grant date)	0		18,863	November 15, 2023

* 1,800 shares previously forfeited.

** Such vesting to occur only if all conditions under set forth in Section 5(d) have been met.

Agreement Name	Number of Shares Forfeited
Notice of Restricted Stock Unit Award (with a September 8, 2020 grant date) as amended by an Amendment dated as of April 23, 2021	1,800	*
Notice of Restricted Stock Unit Award Agreement (with a September 8, 2020 grant date)	0
Restricted Stock Unit Award Agreement (with an August 3, 2022 grant date)	10,000
Restricted Stock Unit Award Agreement (with a January 9, 2023 grant date)	6,137

* 1,800 shares previously forfeited.

EXHIBIT B

FIRST RELEASE BY

Dominic Varacalli

Definitions. I intend all words used in this First Release (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	“Agreement” means the Transition and Separation Agreement between AudioEye and me that I executed on August 18, 2023, including the documents attached to the Agreement.

B.	“AudioEye” means AudioEye, Inc., any company related to AudioEye, Inc. in the present or past, any predecessors, parents, subsidiaries, affiliates, and divisions of AudioEye, Inc., and any successors of AudioEye.

C.	“Company” means AudioEye; the present and past officers, directors, committees, shareholders, fiduciaries and employees of AudioEye; any company providing insurance to AudioEye in the present or past; the present and past employee benefit plans sponsored or maintained by AudioEye (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for AudioEye; and anyone who acted on behalf of AudioEye or on instructions from AudioEye.

D.	“I”, “me”, and “my” include both me and anyone who has or obtains any legal rights or claims through me.

E.	“Employment Agreement” means the Executive Employment Agreement between me and dated August 13, 2020, as amended on September 17, 2021 and June 1, 2022.

F.	“My Claims” means all of my rights that I now have to any relief of any kind from the Company whether or not I know about them, including without limitation:

1.	all claims arising out of or relating to my employment with AudioEye or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Oregon Family Leave Act, the Oregon Military Family Leave Act, Chapter 659A of the Oregon Revised Statutes, the Industrial Welfare Act (Ch. 49.12 RCW), the Minimum Wage Act (Ch. 49.46 RCW), the Wage Payment Act (Ch. 49.48 RCW), the Wage Rebate Act (Ch. 49.52 RCW), the Washington Law Against Discrimination (Ch. 49.60 RCW), Washington leave laws, including the Paid Sick Leave Act (RCW 49.46), the Family Care Act (RCW 49.12), the Domestic Violence Leave Act (RCW 49.76), the Military Family Leave Act (RCW 49.77), and leave for certain emergency services personnel (RCW 49.12), and workers’ compensation non-interference or non-retaliation statutes;

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; failure to provide any legally required notice or disclosure; my activities, if any, as a “whistleblower”; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, compensation under the Employment Agreement, bonuses, commissions, stock-based compensation or stock options, vacation pay, paid sick or safe leave, paid time off, paid family or medical leave, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, “My Claims” does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for breach of this Agreement.

Agreement to Release My Claims. I will receive consideration from AudioEye as set forth in the Agreement if I sign this Release as provided below and if I am and remain in compliance with my obligations under this Release and the Agreement. I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from AudioEye if I did not sign this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though AudioEye will provide the consideration described in the Agreement for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with AudioEye. No child support orders, garnishment orders, or other orders requiring that money owed to me by AudioEye be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I have earned through the date on which I sign this Release.

I also represent and confirm that during my employment with AudioEye to date I received all leaves of absences that I requested and to which I was entitled under any applicable law.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release and the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated: __________________________
Dominic Varacalli
Accepted and agreed to:
AudioEye, Inc.

Dated: __________________________	By
David Moradi
Chief Executive Officer

EXHIBIT C

CONSULTING AGREEMENT

Consulting Agreement

This Consulting Agreement (this “Agreement”) is effective as of September 30, 2023 (the “Effective Date”) by and between Dominic Varacalli (“Consultant”), and AudioEye, Inc., a Delaware corporation (“Client”).

1.            Consulting Services.

1.1            Services. Client hereby engages Consultant to perform consulting services detailed on Exhibit A hereto and incorporated herein by this reference (the “Work”). Consultant agrees to perform the Work in accordance with all applicable federal, state and local laws, rules and regulations. Consultant shall be responsible for the professional quality, technical accuracy, and the coordination of all Work services furnished under this Agreement, subject to the approval of Client’s delegated Project Manager.

1.2            Contact Person. Client shall designate in writing one individual to be responsible for communication with Consultant regarding the Work, and otherwise representing Client in business dealings with Consultant.

2.            Confidentiality. The terms of Section 8 shall govern the confidentiality expectations between the two parties.

3.            Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall remain in effect (provided it is not terminated earlier in accordance with Section 4) until November 15, 2023 (the “Termination Date”). The period beginning on the end of the Effective Date and ending on the Termination Date shall be the “Consulting Period”.

4.            Termination. The Term may be terminated early by Consultant, for any reason, upon no less than ten (10) days’ written notice to Client. The Term may be terminated early by Client upon written notice to Consultant only for Cause (as defined in the Transition and Separation Agreement (the “Separation Agreement”) effective as of August 18, 2023 between Dominic Varacalli and AudioEye, Inc.). In the event of early termination of the Agreement, Client shall have no further financial obligations to Consultant.

5.            Warranty. Consultant warrants that (i) the Work to be provided herein by Consultant will be performed in a good and workmanlike manner and consistent with generally accepted industry standards and (ii) that all Work will be original and the ownership of any Work (including any Deliverables) by Client will not infringe or misappropriate any third parties’ copyrights, trade secrets, patents or other intellectual property rights. Consultant warrants that in the performance of his/her work he shall not use or incorporate confidential information provided by a source other than Client, unless Consultant is authorized by the source of the confidential information to use such confidential information. Consultant further warrants to Client that Consultant: (a) has the right to enter into this Agreement and (b) has no obligations to any other person or organization that are in conflict with Consultant’s obligations under this Agreement. Consultant agrees to indemnify and hold harmless Client against any expenses, damages, costs, losses and fees (including legal fees and costs) incurred by Client in any suit, claim or proceeding brought by a third party and which is based on facts which constitute a breach of any of the warranties in this Section.

6.            Compensation; Expenses; Client-Supplied Resources.

6.1            Consulting Payments. As compensation for the Work, Client shall issue to Consultant the shares referenced in Exhibit A of the Separation Agreement (the “Consulting Payments”).

6.2            Taxes. Consultant has the sole responsibility for determining, calculating and payment of all federal, state and/or local jurisdiction taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by Client to Consultant hereunder.  Consultant shall indemnify and hold Client harmless against any claim or liability (including penalties) resulting from failure of Consultant to report or pay such taxes or contributions, or failure of Consultant to file any such tax forms in all applicable jurisdiction.

6.3            Reimbursement of Expenses. Expenses and costs incurred by Consultant in the performance of the Work shall be paid and borne solely by Consultant without reimbursement from Client, unless reimbursement is approved in advance by Client.

6.4            Client-Supplied Resources. At its sole and absolute discretion, Client may provide Consultant with certain Client-supplied resources, including but not limited to use of a Client computer and access to a Client-supplied email account. Consultant shall only use such Client-supplied resources as is necessary for the provision of Consultant’s services to Client in accordance with this Agreement. Client, at its sole and absolute discretion, can decide at any time to cease providing any such Client-supplied resources, at which time Consultant will promptly return them to the control of Client.

7.            Inventions.

7.1            Definition. For the purposes of this Agreement, "Deliverables" shall mean all writings, copyrightable matters, materials, designs, data, discoveries, inventions, products, computer programs, procedures, improvements made to any Client documentation, technical materials or use cases, developments, drawings, notes, documents, information and materials made, conceived or developed by Consultant alone or with others which result from or relate to the Work.

7.2            Consultant hereby irrevocably transfers and assigns any and all of his/her right, title, and interest in and to the Deliverables, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to Client. Deliverables will be the sole property of Client, and Client will have the sole right to determine the treatment of any Deliverables, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that Client deems appropriate. Consultant agrees: (a) that all Deliverables are the property of Client; (b) to cooperate with and assist Client to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Deliverables in Client’s name as Client deems appropriate; and (c) to otherwise treat all Deliverables as “Confidential Information”, as defined below. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

8.            Confidential Information and Trade Secrets.

8.1            Consultant agrees at all times in the future to hold in strictest confidence and not to use, publish or disclose, except for the benefit of Client, any Confidential Information (as defined below). “Confidential Information” means any Client proprietary or confidential information, technical data, trade secrets or know-how, including, but not limited to, research, product and services plans and developments, prototypes, client lists and information, prospective client information, proposals, client purchasing practices, prices and pricing methodology, cost information, terms and conditions of business relationships with clients, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, sales and profit figures, finances, and other business information that Consultant learns of or obtains during the course of his/her service to Client, either directly or indirectly, in writing, orally or by review or inspection of documents or other tangible property. However, Confidential Information does not include any of the foregoing items which (a) are generally available to the public or (b) have become publicly known through no wrongful act of Consultant. During and after Consultant’s service to Client, in the event Consultant receives a request or demand, orally, in writing, electronically or otherwise, for the disclosure or production of Confidential Information in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, Consultant must notify immediately Client of such required disclosure if such notice is not prohibited by applicable law, court order, subpoena, compulsory process of law or governmental decree. A copy of any such request or demand as well as any and all documents potentially responsive to the request or demand shall be included with the written notification. Consultant will wait a minimum of ten (10) days (or the maximum time permitted by such legal process, if less) after sending the letter before making such disclosure or production to give Client time to determine whether the disclosure or production involves Confidential Information, in which event Client may seek to prohibit and/or restrict the production and/or disclosure and/or to obtain a protective order with regard thereto. If the request or demand is in conjunction with judicial, administrative, arbitration or other adversarial proceedings, copies of all correspondence regarding the request or demand shall be included with the information sent to Client.

8.2            Consultant recognizes that Client has received and in the future will receive from third parties (including customers of Client) their confidential or proprietary information subject to a duty on Client’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any individual or entity or to use it except as necessary in carrying out the Work.

8.3            Notwithstanding the foregoing confidentiality obligations, pursuant to 18 USC § 1833(b), Client and Consultant agree and acknowledge that Consultant shall not be held criminally or civilly liable under any Federal or state trade secret law for disclosing a trade secret if such disclosure is made: (a) in confidence to a Federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Client and Consultant agree and acknowledge that if Consultant files a lawsuit claiming retaliation by Client based on the reporting of a suspected violation of law, Consultant may disclose a trade secret to his/her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and Consultant does not disclose the trade secret except pursuant to court order.

9.            Miscellaneous.

9.1            Assignment. This Agreement shall not be assigned by either party in any way without the prior written consent of the other party; provided, however, that Client may assign this Agreement to its affiliates or in the course of any merger or purchase of its assets or equity. Any purported assignment in violation of this Section shall be null and void.

9.2            Amendments. This Agreement may be amended by mutual written agreement signed by both parties at any time during the Term. Such amendments may be requested by either party and must be in writing.

9.3            Entire Agreement; Construction. This Agreement (including Exhibit A) constitutes the entire agreement between the parties with respect to the subject matter hereof. This Agreement and Exhibit A shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Consultant or Client. For clarity, nothing contained herein shall supersede or replace the AudioEye Confidentiality, Proprietary Rights, and Non-Solicitation Agreement to which Consultant is a party or any other confidentiality or other post-separation restriction applicable to Consultant.

9.4            Applicable Law; Severability. The Agreement (including the Exhibit) and the rights and obligations of the parties shall be governed by and construed under the laws of the United States and the State of Washington without giving effect to conflicts of laws rules or principles. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to the agreement (including the Exhibit). If any provision of this Agreement is determined by any court of competent jurisdiction or arbitrator to be invalid, illegal, or unenforceable to any extent, that provision shall, if possible, be construed as though more narrowly drawn, if a narrower construction would avoid such invalidity, illegality, or unenforceability or, if that is not possible, such provision shall, to the extent of such invalidity, illegality, or unenforceability, be severed, and the remaining provisions of this Agreement shall remain in effect.

9.5            Dispute Resolution. In the event that any dispute between the parties regarding the terms of this Agreement, other than those related to or implicating Sections 7 and 8 is not resolved by informal negotiation between the parties, the matter shall be submitted to mediation under the Commercial Mediation Rules of the American Arbitration Association (“AAA”) or JAMS. Each party agrees to pay his/its own costs in connection with the mediation and his/its proportionate share of the fees and costs of AAA or JAMS in connection with the mediation. If the dispute is not resolved by mediation, either party may commence litigation or arbitration.

9.6            Attorney Fees. In the event that any dispute among the parties hereto should result in litigation or arbitration (an “Action”), the prevailing party in such Action shall be entitled to recover from the other party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such Action, including without limitation reasonable attorney fees and expenses, all of which shall be deemed to have accrued upon the commencement of such Action and shall be paid whether or not such Action is prosecuted to a final judgment or award. Any judgment or award entered in such Action shall contain a specific provision providing for the recovery of fees, costs and expenses, including without limitation reasonable attorney fees and expenses, incurred by the prevailing party. The “prevailing party” shall mean the party who recovered a greater relief in the Action or who prevails by dismissal, default or otherwise and not necessarily the party in whose favor a judgment or award is rendered.

9.7            Independent Contractor Status.

9.7.1            Notwithstanding anything contained in this Agreement to the contrary or any actions of either party or circumstances arising in connection with the Work hereunder, Consultant agrees and acknowledges that the Work that he/she shall provide will be in the nature of consulting only, that his/her relationship with Client will be as an independent contractor and not an employee, and that he/she shall not be entitled to participate in any employee benefits or benefit or compensation plans offered by Client. No provision of this Agreement is intended to create, nor shall it be deemed or construed to create any relationship between the parties other than that of an independent contractor.

9.7.2            During the Term, Consultant shall not have the authority to act as, will not be considered, and shall not hold himself/herself out as an employee of Client, and Consultant shall have no authority to bind Client in any manner whatsoever. No debts or obligations shall be incurred by either party in the other party's name or on his/its behalf, and neither party shall be responsible or liable for the debts and obligations of the other party.

9.8            Headings/Counterparts/Notices. The headings of the sections in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions of this Agreement. This Agreement may be executed in two counterparts, and facsimile or emailed signature pages shall be treated the same as those with original signatures.

9.9            Compliance with Laws. The parties shall fully comply with the requirements of all applicable federal, state and/or local laws, regulations, rules and orders of any governmental body having jurisdiction over any aspect of this Agreement.

9.10            Assignment. Consultant may assign the Agreement to a wholly-owned legal entity of Mr. Varacalli subject to the Company’s reasonable discretion, provided, however, any Consulting Payments shall be issuable only to Mr. Varacalli.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

CONSULTANT:	CLIENT:
DOMINIC VARACALLI	AUDIOEYE, INC.

By:	By:
Name:	Name:	David Moradi
	Title:	Chief Executive Officer

EXHIBIT A TO THE CONSULTING AGREEMENT

This exhibit incorporates by reference and is governed by the terms and conditions of the foregoing Consulting Agreement between the parties dated September 30, 2023 (the “Agreement”).

1.	Consulting Terms

•	Subject to the terms of the Agreement, Consultant will perform the Duties (as defined in the Separation Agreement but including any reduction in duties as contemplated in Section 3(b) of the Separation Agreement).

•	All documents and or material created or referenced shall remain confidential and the property of AudioEye, Inc.

2.	Payment. The Consulting Payments will be the shares of stock referenced in Exhibit A of the Separation Agreement to be issued on the Termination Date (subject to Consultant providing services up to the Termination Date).

EXHIBIT D

SECOND RELEASE BY

Dominic Varacalli

Definitions. I intend all words used in this Second Release (“Release”) to have their plain meanings in ordinary English. Specific terms that I use in this Release have the following meanings:

A.	“Agreement” means the Transition and Separation Agreement between AudioEye and me that I executed on August 18, 2023, including the documents attached to the Agreement.

B.	“AudioEye” means AudioEye, Inc., any company related to AudioEye, Inc. in the present or past, any predecessors, parents, subsidiaries, affiliates, and divisions of AudioEye, Inc., and any successors of AudioEye.

C.	“Company” means AudioEye; the present and past officers, directors, committees, shareholders, fiduciaries and employees of AudioEye; any company providing insurance to AudioEye in the present or past; the present and past employee benefit plans sponsored or maintained by AudioEye (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for AudioEye; and anyone who acted on behalf of AudioEye or on instructions from AudioEye.

D.	“I”, “me”, and “my” include both me and anyone who has or obtains any legal rights or claims through me.

E.	“Employment Agreement” means the Executive Employment Agreement between me and dated August 13, 2020, as amended on September 17, 2021 and June 1, 2022.

G.	“My Claims” means all of my rights that I now have to any relief of any kind from the Company whether or not I know about them, including without limitation:

1.	all claims arising out of or relating to my employment with AudioEye or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act (as amended by the Older Workers Benefit Protection Act), the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Genetic Information Nondiscrimination Act, the Fair Credit Reporting Act, the Oregon Family Leave Act, the Oregon Military Family Leave Act, Chapter 659A of the Oregon Revised Statutes, the Industrial Welfare Act (Ch. 49.12 RCW), the Minimum Wage Act (Ch. 49.46 RCW), the Wage Payment Act (Ch. 49.48 RCW), the Wage Rebate Act (Ch. 49.52 RCW), the Washington Law Against Discrimination (Ch. 49.60 RCW), Washington leave laws, including the Paid Sick Leave Act (RCW 49.46), the Family Care Act (RCW 49.12), the Domestic Violence Leave Act (RCW 49.76), the Military Family Leave Act (RCW 49.77), and leave for certain emergency services personnel (RCW 49.12), and workers’ compensation non-interference or non-retaliation statutes;

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; failure to provide any legally required notice or disclosure; my activities, if any, as a “whistleblower”; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation of any kind, including without limitation, compensation under the Employment Agreement, bonuses, commissions, stock-based compensation or stock options, vacation pay, paid sick or safe leave, paid time off, paid family or medical leave, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, “My Claims” does not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, or any claims for breach of this Agreement.

Agreement to Release My Claims. I will receive consideration from AudioEye as set forth in the Agreement if I sign this Release as provided below and if I am and remain in compliance with my obligations under the First Release (as defined in the Agreement) and the Agreement. I understand and acknowledge that such consideration is in addition to anything of value that I would be entitled to receive from AudioEye if I did not sign this Release. In exchange for that consideration I give up and release all of My Claims. I will not make any demands or claims against the Company for compensation or damages relating to My Claims. The consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings. Even though AudioEye will provide consideration described in the Agreement for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Confidentiality. I understand that the terms of this Release are confidential and that I may not disclose those terms to any person except under the circumstances described in the Agreement.

Advice to Consult with an Attorney. I understand and acknowledge that I am hereby being advised by the Company to consult with an attorney prior to signing this Release. My decision whether to sign this Release is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney.

Period to Consider the Release. I understand that I have 7 days from the date on which I received this Release, not counting the date on which I received this Release, to consider whether I wish to sign this Release. If I sign this Release before the end of the 7-day consideration period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release. I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 7-day consideration period.

Procedure for Accepting the Release. To accept the terms of this Release, I must deliver this Release, after I have signed and dated it, to AudioEye by hand or by mail within the 7-day period that I have to consider this Release. All deliveries must be made to AudioEye at the following address:

Brittani Morelli

5210 East Williams Circle

Suite 750

Tucson, Arizona 85711

If I choose to deliver my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to AudioEye at the address stated above.

Interpretation of the Release. This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations. I am legally able and entitled to receive the Consideration being provided to me in settlement of My Claims. I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with AudioEye. No child support orders, garnishment orders, or other orders requiring that money owed to me by AudioEye be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I earned during my employment with AudioEye or that were due to me in connection with the termination of that employment.

I also represent and confirm that during my employment with AudioEye I received all leaves of absences that I requested and to which I was entitled under any applicable law.

I have read this Release carefully. I understand all of its terms. In signing this Release, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Release and the Agreement. I am voluntarily releasing My Claims against the Company. I intend this Release to be legally binding.

Dated: _________________
Dominic Varacalli

Accepted and agreed to:	AudioEye, Inc.

Dated: _________________	By
David Moradi
Chief Executive Officer